Exhibit 3.1

« Altisource Portfolio Solutions S.A. »

Société anonyme

Grand Duché de Luxembourg

R.C.S. Luxembourg: B 72 391

Chapter I. Form, Corporate name, Registered office, Object, Duration

Art. 1. Form, Corporate name. There is established among the subscribe(s) and all those who may become owners of the shares hereafter issued, a company in the form of a public limited liability company (société anonyme) (the “Company”) which will be governed by the laws of the Grand Duchy of Luxembourg, in particular the law of 10 August 1915 on commercial companies, as amended (the “Law”), article 1832 of the Civil Code, as amended and by the present articles of incorporation (the “Articles”).

The Company will exist under the name of “Altisource Portfolio Solutions S.A.”

Art. 2. Registered office. The Company has its registered office in the City of Luxembourg. The Director or, as the case may be, the Board of Directors is authorised to change the address of the Company’s registered office inside the above stated municipality.

Branches or other offices may be established either in the Grand Duchy of Luxembourg or abroad by resolution of the Director or, as the case may be, the Board of Directors. In the event that in the view of the Director or, as the case may be, the Board of Directors, extraordinary political, economic or social developments occur or are imminent that would interfere with the normal activities of the Company at its registered office or with the ease of communications with such office or between such office and persons abroad, it may temporarily transfer the registered office abroad, until the complete cessation of these abnormal circumstances. Such temporary measures will have no effect on the nationality of the Company, which notwithstanding the temporary transfer of the registered office, will remain a company governed by the laws of the Grand Duchy of Luxembourg. Such temporary measures will be taken and notified to any interested parties by one of the bodies or persons entrusted with the daily management of the Company.

Art. 3. Corporate object. The object of the Company is the acquisition, the continuing management and the sale of participations, in any form whatsoever, in Luxembourg and/or in foreign undertakings, in particular in the areas of outsourcings, customer relationship management and technology services in the real estate, mortgage and consumer finance industries. The Company may also hold, manage and exploit intellectual property rights and render services to other group companies and third parties, notably in the area of outsourcings.

The Company may invest in and acquire, dispose of, grant or retain, loans, bonds and other debt instruments, shares, warrants and other equity instruments or rights, including, but not limited to, shares of capital stock, limited partnership interests, limited liability company interests, notes, debentures, preferred stock, convertible securities and swaps, and any combination of the foregoing, in each case whether readily marketable or not, and obligations (including but not limited to synthetic securities obligations) in any type of company, entity or other legal person; engage in such other activities as the Company deems necessary, advisable, convenient, incidental to, or not inconsistent with, the foregoing; and grant pledges, guarantees and contracts of indemnity, of any kind, to Luxembourg or foreign entities in respect of its own or any other person’s obligations and debts.

The Company may also acquire, hold, manage and sell any movable or immovable assets of any kind or form. In a general fashion the Company may carry out any commercial, industrial or financial operation which it may deem useful in the accomplishment and development of its object.

The Company may also provide any financial assistance to the undertakings in which the Company has a participating interest or which form a part of the group of companies to which the Company belongs, including, among others, the granting of loans and the providing of guarantees or securities in any kind of form. The Company may pledge, transfer, encumber or otherwise create security over some or all of its assets.

In addition, the Company may render on an occasional basis assistance in any form (including but not limited to advances, loans, credits, guarantees or granting of security) to third parties other than the group of companies to which the Company belongs, subject to the condition that such assistance falls within the Company’s best interest and subject to the condition that such assistance would not trigger any license requirements. The Company may participate in the creation, development, management and control of any company or enterprise, either directly or indirectly, which have similar objects or whose objects are closely related to its own.

In a general fashion, the Company may carry out any commercial, industrial or financial operation and engage in such other activities as the Company deems necessary, advisable, convenient, incidental to, or not inconsistent with, the accomplishment and development of the foregoing.

Art. 4. Duration. The Company is formed for an unlimited duration.

Chapter II. Share capital, Shares

Art. 5. Share capital. The share capital of the Company is set at thirty million seven hundred eighty four thousand nine hundred and seven US Dollars (USD 30,784,907.-), divided into thirty million seven hundred eighty four thousand nine hundred and seven (30,784,907) shares with a nominal value of one United States Dollar (USD 1.-) each.

The authorised share capital is set at one hundred million United States Dollars (USD 100,000,000.-) divided into one hundred million (100,000,000.-) registered shares with a par value of one US Dollar (USD 1.00) each with the same rights attached as the existing shares.

The Director or, as the case may be, the Board of Directors, is authorised, during a period ending five years after the date of publication of this delegation of powers or the renewal of such delegation in the Luxembourg Official Gazette (Memorial C, Recueil des Sociétés et Associations) to:

• realize any increase of the subscribed share capital within the limits of the authorised share capital in one or several times, by the issuing of new shares, against payment in cash or in kind, by conversion of claims, by the increase of the par value of existing shares or in any other manner;

• determine the terms and conditions of any such increase and, more specifically, but not limited to, the place and date of the issue or the successive issues, the issue price, the amount of new shares to be issued, whether the new shares are to be issued and subscribed ,with or without an issue premium and the terms and conditions of the subscription of and paying up of the new shares (in cash or in kind);

• limit or waive the preferential subscription right reserved to the then existing shareholder(s) in case of issue of shares against payment in cash.

After each increase of the subscribed share capital according to the above, the present Articles shall be amended to reflect such increase.

In addition to the share capital, a premium account may be established into which any premium paid on any share in addition to its par value is transferred. The amount of the premium account may be used to provide for the payment of any shares, which the Company may redeem on a pro rata basis from its shareholders, to offset any net realised losses, to make distributions to the shareholders or to allocate funds to the legal reserve.

Art. 6. Shares. The shares will take the form of registered shares. The shareholders shall not have the right to ask for the conversion of shares into bearer shares.

A shareholders’ register will be kept at the registered office where it will be available for inspection by any shareholder. This register shall contain all of the information required by Article 39 of the Law.

Each shareholder will notify the Company of its address and any change thereto by registered letter. The Company will be entitled to rely on the last address thus communicated.

Any person who acquires or disposes of shares in the Company’s share capital must notify the Company’s Board of Directors of the proportion of shares held by the relevant person as a result of the acquisition or disposal, where that proportion reaches, exceeds or falls below a threshold of 5%.

Ownership of shares will result from the recordings in the said register.

Transfers of shares will be carried out by a declaration of transfer recorded in shareholders’ register, dated and signed by the transferor and the transferee or by their representative(s). Transfers of shares may also be carried out in accordance with the rules on the transfer of claims under article 1690 of the Luxembourg Civil Code. Furthermore, the

Company may accept and record in the shareholders’ register any transfer referred to in correspondence or other any document showing the consent of the transferor and the transferee.

Any transfer of shares shall be entered into the register of shareholders, such inscription shall be signed by the Director or, as the case may be, two members of the Board of Directors of the Company or by one or more other persons duly authorized thereto by the Board of Directors.

Holders of shares may request the Company to issue and deliver certificates signed by the Director or, as the case may be, two Directors, setting out their respective holdings of shares. Such certificate shall not constitute evidence of ownership.

No share shall be pledged or mortgaged with any charge without the approval of the Director or, as the case may be, the Board of Directors.

Each share is indivisible as far as the Company is concerned.

Co-owners of shares must be represented towards the Company by a common attorney-in-fact, whether appointed amongst them or not.

The Company has the right to suspend the exercise of all rights attached to that share until one person has been designated as the sole owner towards the Company.

Art. 7. Payment of shares. Payments on shares not fully paid up at the time of subscription may be made at the time and upon conditions which the Director, or as the case may be, the Board of Directors, shall from time to time determine subject to the Law. Any amount called up on shares will be charged equally on all outstanding shares which are not fully paid up.

Art. 8. Increase and Reduction of the share capital. The subscribed share capital of the Company may be increased or reduced once or several times by a resolution of the sole shareholder or, as the case may be, by the general meeting of shareholders voting with the quorum and majority rules set out under these Articles or, as the case may be, by the Law for any amendment of these Articles.

The new shares to be subscribed for by contribution in cash will be offered in preference to the existing shareholders in proportion to the part of the capital held by these shareholders. The Director, or as the case may be, the Board of Directors shall determine the period within which the preferred subscription right may be exercised. This period may not be less than thirty days.

Notwithstanding the above, the sole shareholder or, as the case may be, the general meeting, voting with the quorum and majority rules required for any amendment of the Articles, may limit or withdraw the preferential subscription right or authorise the Director or, as the case may be, the Board of Directors to do so in the case of an increase of capital within the authorised capital.

Preferred subscription right may also be waived individually by the shareholders, or by the general meeting, voting with the same conditions of quorum and majority as for amendments of the Articles and provided that the suppression of the preferred subscription right is specifically referred to in the shareholders notice to attend.

The preferred subscription right is not be applicable when the subscribed capital is increased by means of contributions in kind.

Art. 9. Acquisition of own shares. The Company may acquire and hold its own shares under the following legal limits, in accordance with article 49-2 and following of the Law.

The Company may acquire and hold its own shares according to the Law.

Chapter III. Directors, Board of directors, Statutory auditors

Art. 10. Board of directors. If the Company has a single shareholder, the latter may appoint only one Director (the “Director”); however, a single shareholder may also appoint a board of directors (the “Board of Directors”) composed of at least three (3) and of maximum seven (7) members, if it so chooses. When the Company has several shareholders, it shall be managed by a Board of Directors composed of at least three (3) and of maximum seven (7) members who need not be shareholders.

The Director(s) shall be appointed, by the sole shareholder or, as the case may be, by the general meeting of shareholders. The sole shareholder, or as the case may be the general meeting of shareholders, will determine their number and the duration of their mandate for a period not exceeding six (6) years, and they will hold office until their successors are elected. They may be re-elected, and they may be removed at any time, with or without cause, by a resolution of the sole shareholder or, as the case may be, of the general meeting of shareholders. The mandate of the Director or, as the case may be, the Directors shall be remunerated.

If a corporate entity is appointed as Director, it shall designate a natural person as its permanent representative, who will represent the corporate entity as Sole Director or as member of the Board of Directors, in accordance with article 5\bis of the Law. In the event of a vacancy on the Board of Directors, if applicable, the remaining Director(s) may meet and may elect a director to fill such vacancy on a provisional basis until the next meeting of shareholders.

The Director(s) shall not disclose, even after the term of their mandate, information on the Company made available to them, the disclosure of which may be detrimental to the Company’s interests, except when such a disclosure is mandatory by law or in public interest.

Art. 11. Meetings of the board of directors. If the Company has one sole Director, the latter will exercise the power granted by the Law to the Board of Directors.

The Board of Directors will appoint from among its members a chairman (the “Chairman”). It may also appoint a corporate secretary, who need not be a Director and who will be responsible for keeping the minutes of the meetings of the Board of Directors and of the shareholder(s).

The Board of Directors will meet upon call by the Chairman. A meeting of the Board of Directors must be convened if any two Directors so require.

The Chairman will preside at all meetings of the Board of Directors and of the shareholders, except that in his absence the Board of Directors may appoint another Director and the general meeting of shareholders may appoint any other person as chairman pro tempore by vote of the majority present or represented at such meeting.

Except in cases of urgency or with the prior consent of all those entitled to attend, at least twenty-four hours written notice of board meetings shall be given. Any such notice shall specify the place, the date and time of the meeting as well as the agenda and the nature of the business to be transacted.

The notice may be waived by unanimous written consent given at the meeting by all Directors. No separate notice is required for meetings held at times and places specified in a schedule previously adopted by resolution of the Board of Directors.

Every board meeting shall be held in Luxembourg or such other place indicated in the notice.

Any Director may act at any meeting of the Board of Directors by appointing in writing another Director as his proxy.

A quorum of the Board of Directors shall be the presence or the representation of a majority of the Directors holding office.

Decisions will be taken by a majority of the votes of the Directors present or represented at such meeting. In case of plurality of votes, the Chairman has a casting vote.

One or more Directors may participate in a meeting by means of a conference call, by videoconference or by any similar means of communication enabling thus several persons participating therein to simultaneously communicate with each other. Such meetings shall be considered equivalent as a meeting held at the registered office of the Company.

Where time is of the essence, a written decision passed by circular means and expressed by cable, facsimile or any other similar means of communication, signed by all the Directors, is proper and valid as though it had been adopted at a meeting of the Board of Directors which was duly convened and held. Such a decision can be documented in a single document or in several separate documents having the same content and each of them signed by one or several Directors.

Art. 12. Minutes of meetings of the board of directors. The minutes of any meeting of the Board of Directors shall be signed by all Directors present at the meeting. Any proxies will remain attached thereto.

Copies or extracts thereof shall be certified by the sole Director or, as the case may be, by the corporate secretary appointed by the Board of Directors.

Art. 13. General powers of the board of directors. The Director or, as the case may be, the Board of Directors is vested with the broadest powers to act on behalf of the Company and to perform or authorise all acts of administrative or disposal nature, necessary or useful for accomplishing the Company’s object. All powers not expressly reserved by the Law or by these Articles to the sole shareholder or, as the case may be, to the general meeting of shareholders, fall within the competence of the Director or, as the case may be, the Board of Directors.

The Director or, as the case may be, the Board of Directors may freely decide to reimburse any share premium account of the Company to its shareholders, in accordance with the provisions of the Law.

Art. 14. Delegation of powers. The Director or, as the case may be, the Board of Directors, may delegate its powers to conduct the daily management and affairs of the Company and the representation of the Company for such daily management and affairs to any member or members of the Board of Directors, directors, managers or other officers who need not be shareholders of the Company under the form of an Executive Committee, under such terms and with such powers as the Director or, as the case may be, the Board of Directors shall determine.

The Director or, as the case may be, the Board of Directors may also confer all powers and special mandates to any person who need not be a Director, and delegate to one or more directors, managers of the company or other agents, who may but are not required to be shareholders, acting either alone or jointly, and appoint and dismiss all officers and employees and fix their emoluments.

When the Company is managed by a Board of Directors, the delegation of daily management to a member of the Board of Directors or the Executive Committee entails the obligation for the Board of Directors to report each year to the ordinary general meeting on the salary, fees and any advantages granted to the delegate.

The Director, or, as the case may be, the Board of Directors may appoint amongst others the following committees, an Executive Committee, an Audit Committee, a Nomination and Governance Committee, a Compensation Committee and any other advisory committees required by law or otherwise and the Director, or, as the case may be, the Board of Directors will determine their composition and purpose.

Art. 15. Representation of the company. In case only one Director has been appointed, the Company will be bound toward third parties by the sole signature of that Director or by any person(s) to whom such authority has been delegated by that Director.

In case the Company is managed by a Board of Directors, the Company will be bound towards third parties by the joint signature of any two Directors or by any person(s) to whom such authority has been delegated by the Board of Directors.

Art. 16. Conflict of interests. No contract or other transaction between the Company and any other company or firm shall be affected or invalidated by the fact that any one or more of the Directors or officers of the Company has a personal interest in, or is a director, associate, member, officer or employee of such other company or firm. Except as otherwise provided for hereafter, any Director or officer of the Company who serves as a director, associate, officer or employee of any company or firm with which the Company shall contract or otherwise engage in business shall not, by reason of such affiliation with such other company or firm, be automatically prevented from considering and voting or acting upon any matters with respect to such contract or other business.

Notwithstanding the above, in the event that any Director or officer of the Company may have any personal interest in any transaction of the Company, other than transactions concluded under normal conditions and falling within the scope of the day-to-day management of the Company, he shall make known to the Board of Directors (if any) such personal interest and shall not consider or vote on any such transaction, and such transaction and such Director’s or officer’s interest therein shall be reported to the sole shareholder or as the case may be, to the next general meeting of shareholders.

However, when the Company is composed of a single Director, minutes mentioning transactions in which the Director has a personal interest shall be recorded.

The Company shall indemnify (or as the case may be advance to) any Director or officer and his heirs, executors and administrators, against expenses and costs (including reasonable lawyers’ fees) reasonably incurred by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director or officer of the Company, or, at the request of the Company, of any other company of which the Company is a shareholder or creditor and by which he is not entitled to be indemnified, except in relation to matters as to which he shall be finally adjudged in such action, suit or proceeding to be liable for gross negligence or willful misconduct; in the event of a settlement, indemnification shall be provided only in connection with such matters covered by the settlement as to which the Company is advised by its legal counsel that the person to be indemnified did not commit such a breach of duty. The foregoing right of indemnification shall not exclude other rights to which he may be entitled.

Art. 17. Auditors. The supervision of the operations of the Company is entrusted to one or more auditors. The auditors will be elected by the sole shareholder or, as the case may be, the general meeting of shareholders by a simple majority of votes present or represented at the meeting, which will determine their number, for a period not exceeding six years. They will hold office until their successors are elected. They shall be eligible for re-election, but they may be removed at any time, with or without cause, by a resolution of the sole shareholder or, as the case may be, by a resolution adopted by a simple majority of votes present or represented at the meeting.

Chapter IV. Meetings of shareholders

Art. 18. Annual general meeting. The annual general meeting will be held at the registered office of the Company or at such other place as may be specified in the notice convening the meeting on the third Wednesday of the month of May of each year, at 10 a.m.

If such day is a public holiday, the meeting will be held on the next following business day.

Art. 19. Other general meetings of shareholders. If the Company is composed of one sole shareholder, the latter exercises the powers granted by the law to the general meeting of shareholders. In such case, the decisions of the sole shareholder are recorded in minutes.

The Director or, as the case may be, the Board of Directors may convene other general meetings. Such meetings must be convened if shareholders representing at least one tenth of the Company’s capital so require in writing with an indication of the agenda of the up coming meeting. If the general meeting is not held within one month of the scheduled date, it may be convened by an agent designated by the judge presiding the Tribunal d’Arrondissement dealing with commercial matters and hearing interim relief matters, upon the request of one or more shareholders representing the 10% (ten percent) threshold.

General meetings of shareholders, including the annual general meeting, may be held abroad if, in the discretion of the Director or, as the case may be, the Board of Directors, circumstances of force majeure so require.

Art. 20. Powers of the meeting of shareholders. Any regularly constituted general meeting of shareholders of the Company represents the entire body of shareholders.

Subject to all the other powers reserved to the Director or, as the case may be, the Board of Directors, by the Law or the Articles, the general meeting of shareholders has the broadest powers to adopt, carry out or ratify any act relating to the operations of the Company.

Art. 21. Procedure, Vote. The sole shareholder or, as the case may be, the general meeting of shareholders will meet upon call by the Director or, as the case may be, by the Board of Directors or the auditor(s) made in compliance with Luxembourg law and the present Articles.

The notice sent to the shareholders in accordance with the Law will specify the time and place of the meeting as well as the agenda and the nature of the business to be transacted.

Shareholders representing at least one tenth of the Company’s share capital may request in writing that additional items be included on the agenda of any general meeting. Such request shall be addressed to the registered office of the Company by registered letter at least five days before the date on which the general meeting shall be held.

If all the shareholders are present or represented at a general meeting of shareholders and if they state that they have been informed of the agenda of the meeting, the meeting may be held without prior notice.

A shareholder may act at any meeting of shareholders by appointing in writing whether in original, by facsimile or e-mail to which an electronic signature (valid under Luxembourg law) is affixed as his proxy another person who need not be a shareholder.

The Director or, as the case may be, the Board of Directors may determine all other conditions that must be fulfilled in order to take part in a general meeting of shareholders.

Except as otherwise required by the Law or by the present Articles, all other resolutions will be taken by a simple majority of votes irrespective of the number of shares present or represented at the meeting.

Any resolution whose purpose is to amend the present Articles or whose adoption is subject by virtue of these Articles or, as the case may be, the Law to the quorum and majority rules set for the amendment of the Articles will be taken by two third of shareholders representing at least half of the subscribed share capital of the Company.

One or several shareholders may participate in a meeting by means of a conference call, by videoconference or by any similar means of communication thus enabling several persons participating therein to simultaneously communicate with each other. Such participation shall be deemed equivalent to a physical presence at the meeting.

One vote is attached to each share.

Copies or extracts of the minutes of the resolutions passed by sole shareholder or, as the case may be, by the general meeting of shareholders shall be certified by the sole Director or, as the case may be, by the Chairman of the Board of Directors or by any two Directors.

Chapter V. Financial year, Distribution of profits

Art. 22. Financial year. The Company’s financial year begins on the first day of the month of January and ends on the last day of the month of December every year.

Art. 23. Adoption of financial statements. At the end of each financial year, the accounts are closed, the Director or, as the case may be, the Board of Directors, draw up an inventory of assets and liabilities, the balance sheet and the profit and loss account, in accordance with the Law.

The balance sheet and the profit and loss account are submitted to the sole shareholder or, as the case may be, the general meeting of shareholders for approval.

Art. 24. Appropriation of profits. From the annual net profits of the Company, five percent (5%) shall be allocated to the reserve required by the Law. That allocation will cease to be required as soon and as long as such reserve amounts to ten percent (10%) of the subscribed share capital of the Company.

Upon recommendation of the sole Director, or as the case may be, the Board of Directors, the sole shareholder or, as the case may be, the general meeting of shareholders shall determine how the remainder of the annual net profits will be disposed. It may decide to allocate the whole or part of the remainder to a reserve or to a provision reserve, to carry it forward to the next following financial year or to distribute it to the shareholder(s) as dividend.

Subject to the conditions fixed by the Law, the sole Director, or as the case may be, the Board of Directors may pay out an advance payment on dividends. The sole director or the Board of Directors fixes the amount and the date of payment of any such advance payment.

Dividends may also be paid out of unappropriated net profit brought forward from prior financial years.

Subject to the prior approval or ratifications by the following decision of the sole shareholder or, as the case may be, of the general meeting of shareholders, the Director or, as the case may be, the Board of Directors may pay out interim dividends on the basis of the statement of accounts prepared by the Director or, as the case may be, the Board of Directors, showing sufficient funds available for distribution, provided that the amount to be distributed does not exceed profits realized since the end of the financial year increased by profits carried forward and distributable reserves and decreased by losses carried forward and any sums to be allocated to the reserves required by the Law or by the Articles. The Director or, as the case may be, the Board of Directors fixes the amount and the date of payment of any such interim dividends.

Chapter VI. Dissolution, Liquidation of the company

Art. 25. Dissolution, Liquidation. Upon the affirmative proposal of the Sole Director, or as the case may be, the Board of Directors, the Company may be dissolved by a decision of the sole shareholder or, as the case may be, of the general meeting of shareholders voting with the same quorum and majority as for the amendment of these Articles, unless otherwise provided by the Law.

Should the Company be dissolved, the liquidation will be carried out by one or more liquidators (who may be physical persons or legal entities) appointed by the sole shareholder or by the general meeting of shareholders, as the case may be, which will determine their powers and their compensation.

After payment of all the debts of and charges against the Company and of the expenses of liquidation, the net assets shall be distributed equally to the shareholders pro rata to the number of the shares held by them.

Chapter VII. Applicable law

Art. 26. Applicable law. All matters not governed by these Articles shall be determined in accordance with the applicable Luxembourg Law.”